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                                                                    EXHIBIT 99.1


             ALLOS THERAPEUTICS NAMES MICHAEL E. HART PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER

WESTMINSTER, COLO., DECEMBER 17, 2001 - Allos Therapeutics, Inc. (Nasdaq:ALTH) today announced that Michael E. Hart has been appointed President and Chief Executive Officer of the Company.

Mr. Hart, 49, has served as Senior Vice President, Operations and Chief Financial Officer of Allos since 1999. He replaces Stephen J. Hoffman, Ph.D., M.D., who was President and Chief Executive Officer of Allos since joining the Company in 1994. Dr. Hoffman will continue on with the Company as Chairman of the Board of Directors.

Prior to joining Allos, Hart served as Vice President and Chief Financial Officer of NeXstar Pharmaceuticals, Inc., a pharmaceutical company with products focused on cancer and infectious disease. During his 9-year tenure at NeXstar, he played a key role in the development and growth of AmBisome(R), a systemic antifungal drug, into a $120 million product marketed in 38 countries. Hart also facilitated the 1995 merger between NeXagen and Vestar, Inc. to form NeXstar and led the acquisition of NeXstar by Gilead Sciences in 1999. He has extensive financial and multinational operating experience and has been involved with numerous in-licensing and out-licensing transactions of products and technology. Hart spent the initial 14 years of his career in the high technology industry.

"Mike's in-depth knowledge of the company and broad product commercialization and operations experience in oncology led the Board to select him over other candidates," said Dr. Hoffman. "A seasoned pharmaceutical executive, Mike will lead Allos through the commercialization phase of our lead product, RSR13, as it nears completion of a pivotal Phase III clinical trial. This transition will allow me to focus my efforts on key strategic relationships and scientific aspects of the Company, and to spend more time with my family."

"Due to the tremendous efforts of Steve and the entire Allos team over the past several years, we are well positioned to become a leading oncology company," said Hart. "I am excited by the opportunity of moving Allos into the next stage of growth and look forward to working with Steve and the Board in helping shape the future of our company."

ABOUT ALLOS THERAPEUTICS

         Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for improving cancer treatments. The Company is conducting a pivotal Phase III trial for the treatment of metastatic brain tumors with its lead clinical candidate, RSR13 (generic name: efaproxiral sodium). RSR13 is a synthetic small molecule that increases the release of oxygen from hemoglobin, the oxygen carrying




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protein contained within red blood cells. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy and some chemotherapy agents in the treatment of cancer. By increasing tumor oxygenation, RSR13 has the potential to enhance the efficacy of standard radiation therapy and certain chemotherapeutic drugs. Unlike chemotherapeutics or other radiosensitizers, RSR13 does not have to cross the blood brain barrier and enter the tumor for efficacy. Enhancement of oxygen release from hemoglobin to oxygenate the tumor is the means of enhancing the effectiveness of radiation therapy and chemotherapy. For more information about the Company, please consult WWW.ALLOS.COM.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the Company's ability to complete enrollment in its current clinical trials, begin additional clinical trials on schedule, and adequately demonstrate the safety and efficacy of RSR13 for the treatment of brain metastases or any other type of cancer, as well as other risks and uncertainties detailed from time to time in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2000. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company assumes no responsibility to update such statements.

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CONTACT:
Monique Greer
Director, Corporate Communications
Allos Therapeutics, Inc.
(303) 426-6262
mgreer@allos.com





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